FOR IMMEDIATE RELEASE

Contura Announces Third Quarter 2019 Results

BRISTOL, Tenn., November 14, 2019 - Contura Energy, Inc. (NYSE: CTRA), a leading U.S. coal supplier, today reported results for the third quarter ending September 30, 2019.

Highlights include:

•	Net Loss from continuing operations of $(44) million for the third quarter 2019 compared with Net Income of $24 million in the second quarter and $14 million in the same period last year(1)

•	Adjusted EBITDA(3) of $40 million for the quarter compared with $141 million in the second quarter and $39 million in the same period last year(1)

•	Returned $32 million to shareholders in the third quarter through share repurchases

•	Updating 2019 guidance and introducing 2020 guidance

•	Closed transaction on October 18 with Eagle Specialty Materials related to Powder River Basin

	(millions, except per share)
	Three months ended
	Sept. 30, 2019(1)	June 30, 2019(1)	Sept. 30, 2018(1)
Net income(2)	$(43.6)	$24.3	$14.0
Net income(2) per diluted share	$(2.29)	$1.25	$1.35
Adjusted EBITDA(3)	$40.0	$140.8	$38.8
Operating cash flow(4)	$20.4	$102.5	$60.7
Capital expenditures	$60.3	$42.8	$18.4
Tons of coal sold	5.8	6.4	3.9
__________________________________

1. Excludes discontinued operations.
2. From continuing operations.
3. These are non-GAAP financial measures. A reconciliation of Net Income to Adjusted EBITDA is included in tables accompanying the financial schedules.
4. Includes discontinued operations.

"With global metallurgical coal market conditions deteriorating to a 3-year low and our thermal cost performance coming in weaker than expectations, Contura ended the third quarter with a disappointing Adjusted EBITDA result," said chairman and chief executive officer, David Stetson. "We are keenly focused on cost control and are confident that our 2020 cost performance will be greatly improved over the current year."

Financial Performance

Contura reported a net loss from continuing operations of $43.6 million, or $2.29 per diluted share, for the third quarter 2019. In the second quarter 2019, the company had net income from continuing operations of $24.3 million or $1.25 per diluted share.

Total Adjusted EBITDA was $40.0 million for the third quarter, compared with $140.8 million in the second quarter.

Beginning with the third quarter, the company will report Central Appalachia - Met (CAPP - Met) and Trading & Logistics (T&L) segments as a single reportable segment under the CAPP - Met designation. T&L will no longer be reported as a standalone segment. To conform to the current period reportable segments presentation, the prior periods have been restated to reflect the change in reportable segments.

Coal Revenues(1)

	(millions)
	Three months ended
	Sept. 30, 2019	June 30, 2019
CAPP - Met	$323.0	$426.4
CAPP - Thermal	$70.3	$73.5
NAPP	$67.8	$76.2
__________________________________

1. Represents Non-GAAP coal revenues which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

Coal revenues in the third quarter for CAPP - Met coal were $323.0 million, CAPP - Thermal revenues totaled $70.3 million, and Northern Appalachia (NAPP) coal revenues totaled $67.8 million. Comparatively, in the second quarter 2019, CAPP - Met, including T&L, revenues were $426.4 million, CAPP - Thermal revenues were $73.5 million, and NAPP revenues were $76.2 million.

Tons Sold

	(millions)
	Three months ended
	Sept. 30, 2019	June 30, 2019
CAPP - Met	3.0	3.4
CAPP - Thermal	1.1	1.2
NAPP	1.6	1.7

CAPP - Met tons sold for the third quarter 2019 were 3.0 million tons, compared to 3.4 million tons, including T&L, in the second quarter. CAPP - Thermal tons sold totaled 1.1 million tons in the third quarter, down from 1.2 million tons in the second quarter. Contura sold 1.6 million tons of NAPP coal during the third quarter, a decrease of 0.1 million tons from the second quarter 2019.

Coal Sales Realization(1)

	(per ton)
	Three months ended
	Sept. 30, 2019	June 30, 2019
CAPP - Met	$108.35	$124.34
CAPP - Thermal	$61.46	$61.83
NAPP	$41.33	$43.64
__________________________________

1. Represents Non-GAAP coal sales realization which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

The average CAPP - Met coal sales realization for the third quarter 2019 was $108.35 per ton, compared with $124.34 per ton, including T&L, in the second quarter. CAPP - Thermal coal average price was $61.46 per ton in the third quarter, down slightly from $61.83 per ton in the second quarter, while the average NAPP realization in the third quarter was $41.33 per ton, compared with an average price of $43.64 per ton in the second quarter.

Cost of Coal Sales Per Ton(1)

	(per ton)
	Three months ended
	Sept. 30, 2019	June 30, 2019
CAPP - Met	$87.32	$87.13
CAPP - Thermal	$59.17	$51.45
NAPP	$43.87	$30.86
__________________________________

1.Represents Non-GAAP cost of coal sales per ton which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

Cost of coal sales in CAPP - Met for the quarter averaged $87.32 per ton, up from $87.13 per ton in the second quarter.

NAPP costs of $43.87 per ton increased due to lower production volume, primarily associated with the previously-announced longwall move and employee vacations. In the second quarter 2019, NAPP cost of coal sales averaged $30.86 per ton. CAPP - Thermal cost of coal sales was $59.17 per ton in the third quarter, up from $51.45 per ton in the second quarter due to lower production at the Empire Mine, which was mined out, and Republic Mine, where the production was adjusted due to soft thermal coal sales. In addition, a $3 million environmental settlement was incurred during the quarter, contributing approximately $3.00 per ton to the CAPP - Thermal variance.

Adjusted Cost of Produced Coal Sold Per Ton(1)

	(per ton)
	Three months ended
	Sept. 30, 2019	June 30, 2019
CAPP - Met	$83.10	$82.11
CAPP - Thermal	$59.13	$51.34
NAPP	$43.87	$30.86
__________________________________

1.Represents Non-GAAP adjusted cost of produced coal sold per ton which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

The CAPP - Met adjusted cost of produced coal sold was $83.10 per ton for the third quarter compared with $82.11 per ton in the second quarter 2019. On the thermal side, the CAPP - Thermal adjusted cost of coal produced per ton in the third quarter was $59.13 per ton, up from $51.34 in the second quarter, while NAPP costs were $43.87 per ton compared with $30.86 per ton in the second quarter.

Selling, general and administrative (SG&A) and depreciation, depletion and amortization (DD&A) expenses

	(millions)
	Three months ended
	Sept. 30, 2019	June 30, 2019
SG&A	$17.4	$14.8
Less: non-cash stock compensation and one-time expenses	$(2.2)	$1.1
Non-GAAP SG&A(1)	$15.2	$15.9

DD&A	$60.8	$62.8
__________________________________

1.Represents Non-GAAP SG&A which is defined under "Non-GAAP Financial Measures."

SG&A expenses for the third quarter 2019 were $17.4 million compared with $14.8 million in the second quarter. The third quarter 2019 SG&A was $15.2 million, excluding non-cash stock compensation expense of $2.2 million. DD&A was $60.8 million during the third quarter 2019 compared with $62.8 million in the second quarter 2019.

Liquidity and Capital Resources

Cash provided by operating activities for the third quarter 2019, including discontinued operations, was $20.4 million, and capital expenditures for the third quarter were $60.3 million, including approximately $16.5 million associated with the Pax and Lowell metallurgical mine transactions. Working capital was essentially unchanged from the second quarter. In the prior period, the cash provided by operating activities was $102.5 million and capital expenditures were $42.8 million.

At the end of September 2019, Contura had $152.6 million in unrestricted cash, a decrease of $97.0 million in the third quarter, and $290.7 million in restricted cash, deposits and investments. Total long-term debt, including the current portion of long-term debt as of September 30, 2019, was approximately $592.8 million. At the end of the third quarter, the company had total liquidity of $354.1 million, including cash and cash equivalents of $152.6 million, unrestricted investments of $25.1 million and $176.4 million of unused commitments available under the Asset-Based Revolving Credit Facility. As of September 30, 2019, the company had no borrowings and $48.6 million in letters of credit outstanding under the Asset-Based Revolving Credit Facility.

Share Repurchase Plan Update

After adopting a $250 million capital return program in the second quarter, the company's board authorized a $100 million stock repurchase plan on August 29, 2019. As of September 30, 2019, Contura had repurchased approximately 1.03 million shares for an aggregate consideration of $32.5 million, or $31.54 per share. Subsequent to the quarter end, the company has suspended future repurchase activities due to continued softness in the metallurgical coal markets and accelerated cash outflows associated with the PRB transaction.

Closed transaction with Eagle Specialty Materials related to PRB

On October 18, 2019 the company announced the closing of its previously-announced transaction with Eagle Specialty Materials (ESM) related to the Powder River Basin. In connection with the closing of the transaction, the surety bonding previously posted by Contura's subsidiary, Contura Coal West, LLC (Contura Coal West), in the amount of $238 million has been replaced with substitute surety bonds arranged by ESM. Neither Contura nor Contura Coal West will have any liability in respect of those substitute surety bonds.

As part of the agreement between Contura and ESM, Contura paid to ESM cash consideration of $81.3 million and has agreed to pay an additional $8.7 million into an escrow account to be released to ESM when Contura is satisfied that certain federal royalty claims have been released. Furthermore, Contura has paid $13.5 million to Campbell County, Wyoming for ad valorem back taxes.

2019 and 2020 Full-Year Guidance

The company is adjusting its total 2019 coal shipments guidance to a range of 23.2 million to 24.6 million tons, from the previously announced range of 23.9 million to 25.6 million tons. CAPP - Met coal guidance is reduced to a range of 12.4 million to 13.0 million tons, from 12.8 million to 13.7 million tons, due to softer market conditions, especially in Europe and South America. NAPP shipments are now expected to be between 6.5 million and 6.9 million tons in 2019, down from 6.8 million to 7.2 million tons. The guidance range for CAPP - Thermal shipments remains unchanged at 4.3 million to 4.7 million tons.

As of October 28, 2019, 96 percent of the midpoint of anticipated 2019 CAPP - Met shipments were committed and priced at an average expected per-ton realization of $117.65, with an additional 4 percent committed and priced based on various indices. Based on the midpoint of guidance, 100 percent of anticipated 2019 NAPP coal shipments were committed and priced at an average expected per-ton realization of $43.13. The CAPP - Thermal segment is 100 percent committed at the midpoint of expected shipments at an average price of $58.26 per ton.

Contura is increasing its guidance for 2019 CAPP - Met cost of coal sales per ton to $87.00 to $90.00, as CAPP - Met now includes the T&L segment, which typically has higher costs than our captive mines. Slightly more than $1.00 per ton of the cost increase is related to merging our former CAPP - Met and T&L segments into one CAPP - Met segment. Separate from our prior standalone T&L segment, previously announced 2019 guidance for the CAPP - Met segment was $83.00 to $87.00 per ton. CAPP - Thermal costs are estimated to be $55.00 and $59.00 per ton, up from $52.00 to $57.00. NAPP costs are now expected to be in the range of $36.00 to $38.00 per ton compared with $34.00 to $37.00 previously. Costs related to the company’s idle operations are expected to be within a range of $16 million and $20 million for the full-year 2019.

Contura’s 2019 SG&A guidance remains at a range of $60 million to $65 million, excluding non-recurring items and stock compensation. Capital expenditure guidance is unchanged in the range of $170 million to $190 million. Depreciation, depletion and amortization for 2019 is expected to be between $245 million and $255 million and 2019 cash interest expense to be between $45 million and $49 million.

For 2020, the company expects its CAPP - Met shipments to increase from 2019 to a range of 12.7 million tons to 13.3 million tons, while CAPP - Thermal volume is being reduced to 3.4 million tons to 4.0 million tons. NAPP is also expected to be lower in 2020 with a guidance range of 6.0 million ton to 6.8 million tons as we prepare to move into a new district in 2021 with longer panels and fewer longwall moves, which we expect to increase our productivity and efficiency starting in 2022.

For 2020, Contura has committed and priced approximately 32% of CAPP - Met at an average expected price of $102.88 per ton, while we are 92% committed and priced at an average price of $55.90 per ton for CAPP - Thermal and 97% committed and priced for NAPP at an average price of $43.42 per ton.

As we continue to implement our cost containment processes, the company expects to see a meaningful decline in 2020 CAPP - Met cost of coal sales per ton to a range of $76.00 to $81.00. CAPP - Thermal is expected to be in the range of $56.00 to $60.00 per ton and NAPP in the range of $34.00 to $38.00 per ton.

For 2020, the company expects its SG&A to be in the range of $60 million to $65 million, excluding non-recurring items and stock compensation. Our 2020 capital expenditures are estimated in the range of $175 million to $195 million; depreciation, depletion and amortization to be between $230 million and $260 million; and cash interest expense in the range of $48 million and $52 million.

	2019 Guidance		2020 Guidance
in millions of tons	Low	High	Low	High
CAPP - Metallurgical	12.4	13.0	12.7	13.3
CAPP - Thermal	4.3	4.7	3.4	4.0
NAPP	6.5	6.9	6.0	6.8
Total Shipments	23.2	24.6	22.1	24.1

Committed/Priced[1,2,3]	Committed	Average Price	Committed	Average Price
CAPP[4] - Metallurgical	96%	$117.65	32%	$102.88
CAPP - Thermal	100%	$58.26	92%	$55.90
NAPP	100%	$43.13	97%	$43.42

Committed/Unpriced[1,3]	Committed		Committed
CAPP[4] - Metallurgical	4%		15%
CAPP - Thermal	—%		1%
NAPP	—%		3%

Costs per ton	Low	High	Low	High
CAPP - Metallurgical	$87	$90	$76	$81
CAPP - Thermal	$55	$59	$56	$60
NAPP	$36	$38	$34	$38

In millions (except taxes)	Low	High	Low	High
SG&A4	$60	$65	$60	$65
Idle Operations Expense	$16	$20	$14	$18
Cash Interest Expense	$45	$49	$48	$52
DD&A	$245	$255	$230	$260
Capital Expenditures	$170	$190	$175	$195
Tax Rate	—%	5%	—%	5%
Notes:

1.	Based on committed and priced coal shipments as of October 28, 2019. Committed percentage based on the midpoint of shipment guidance range.

2.
Actual average per-ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per-ton realizations.

3.	Includes estimates of future coal shipments based upon contract terms and anticipated delivery schedules. Actual coal shipments may vary from these estimates.

4.	Excludes expenses related to non-cash stock compensation, merger-related expenses and non-recurring business development expenses.

Conference Call

The company plans to hold a conference call regarding its third quarter 2019 results on November 14, 2019, at 10:00 a.m. EST. The conference call will be available live on the investor section of the company’s website at http://investors.conturaenergy.com/investors. Analysts who would like to participate in the conference call should dial 877-791-0213 (domestic toll-free) or 647-689-5651 (international) approximately 10 minutes prior to the start of the call.

ABOUT CONTURA ENERGY

Contura Energy (NYSE: CTRA) is a Tennessee-based coal supplier with affiliate mining operations across major coal basins in Pennsylvania, Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Contura Energy reliably supplies both metallurgical coal to produce steel and thermal coal to generate power. For more information, visit www.conturaenergy.com.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements. These forward-looking statements are based on Contura's expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Contura’s control. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Contura to predict these events or how they may affect Contura. Except as required by law, Contura has no duty to, and does not intend to, update or revise the forward-looking statements in this news release or elsewhere after the date this release is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this news release may not occur.

INVESTOR CONTACT
investorrelations@conturaenergy.com

Alex Rotonen, CFA
423.573.0396

MEDIA CONTACT
corporatecommunications@conturaenergy.com

Emily O’Quinn
423.573.0369

FINANCIAL TABLES FOLLOW

Non-GAAP Financial Measures

The discussion below contains “non-GAAP financial measures.” These are financial measures which either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles in the United States (“GAAP”). Specifically, we make use of the non-GAAP financial measure “Adjusted EBITDA,” “Non-GAAP coal revenues,” “Non-GAAP cost of coal sales,” “Adjusted cost of produced coal sold” and "Non-GAAP SG&A." We use Adjusted EBITDA to measure the operating performance of our segments and allocate resources to the segments. Adjusted EBITDA does not purport to be an alternative to net income (loss) as a measure of operating performance. We use Non-GAAP coal revenues to present coal revenues generated, excluding freight and handling fulfillment revenues. Coal sales realization per ton for our operations is calculated as Non-GAAP coal revenues divided by tons sold. We use Non-GAAP cost of coal sales to adjust cost of coal sales to remove freight and handling costs, idled and closed mine costs and coal inventory acquisition accounting impacts. Cost of coal sales per ton for our operations is calculated as non-GAAP cost of coal sales divided by tons sold. Coal margin per ton for our coal operations is calculated as coal sales realization per ton for our coal operations less cost of coal sales per ton for our coal operations. We also use Adjusted cost of produced coal sold to distinguish the cost of captive produced coal from the effects of purchased coal. We use Non-GAAP SG&A to adjust SG&A to remove non-cash stock compensation and one-time expenses. The presentation of these measures should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

Management uses non-GAAP financial measures to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The definition of these non-GAAP measures may be changed periodically by management to adjust for significant items important to an understanding of operating trends. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, and capital investments.

Included below are reconciliations of non-GAAP financial measures to GAAP financial measures.

CONTURA ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues:
Coal revenues	$523,987	$443,005	$1,784,775	$1,446,538
Other revenues	1,877	4,866	6,409	12,583
Total revenues	525,864	447,871	1,791,184	1,459,121
Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	467,658	397,241	1,480,098	1,199,289
Depreciation, depletion and amortization	60,842	11,141	184,927	33,951
Accretion on asset retirement obligations	6,846	1,489	19,925	5,545
Amortization of acquired intangibles, net	2,314	1,158	(4,712)	12,468
Asset impairment	32	—	5,858	—
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	17,387	12,382	53,121	43,490
Merger related costs	68	1,181	1,055	5,064
Total other operating (income) loss:
Mark-to-market adjustment for acquisition-related obligations	(3,238)	—	(288)	—
Other expenses (income)	166	(569)	(7,319)	(17,075)
Total costs and expenses	552,075	424,023	1,732,665	1,282,732
(Loss) income from operations	(26,211)	23,848	58,519	176,389
Other income (expense):
Interest expense	(18,847)	(8,554)	(50,079)	(26,538)
Interest income	1,763	507	5,584	829
Loss on modification and extinguishment of debt	—	—	(26,459)	—
Equity loss in affiliates	(1,845)	(1,624)	(4,804)	(2,857)
Miscellaneous loss, net	(1,523)	(154)	(2,912)	(737)
Total other expense, net	(20,452)	(9,825)	(78,670)	(29,303)
(Loss) income from continuing operations before income taxes	(46,663)	14,023	(20,151)	147,086
Income tax benefit (expense)	3,102	(12)	8,880	(133)
Net (loss) income from continuing operations	(43,561)	14,011	(11,271)	146,953
Discontinued operations:
Loss from discontinued operations before income taxes	(11,516)	(2,117)	(176,973)	(4,330)
Income tax (expense) benefit from discontinued operations	(13,455)	—	12,866	—
Loss from discontinued operations	(24,971)	(2,117)	(164,107)	(4,330)
Net (loss) income	$(68,532)	$11,894	$(175,378)	$142,623

Basic (loss) income per common share:
(Loss) income from continuing operations	$(2.29)	$1.45	$(0.59)	$15.30

Loss from discontinued operations	(1.31)	(0.22)	(8.63)	(0.45)
Net (loss) income	$(3.60)	$1.23	$(9.22)	$14.85

Diluted (loss) income per common share
(Loss) income from continuing operations	$(2.29)	$1.35	$(0.59)	$14.23
Loss from discontinued operations	(1.31)	(0.20)	(8.63)	(0.42)
Net (loss) income	$(3.60)	$1.15	$(9.22)	$13.81

Weighted average shares - basic	19,025,462	9,633,164	19,014,974	9,602,860
Weighted average shares - diluted	19,025,462	10,384,513	19,014,974	10,328,031

CONTURA ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Amounts in thousands, except share and per share data)

	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$152,638	$233,599
Trade accounts receivable, net of allowance for doubtful accounts of $0 as of September 30, 2019 and December 31, 2018	259,931	292,617
Inventories, net	172,591	121,965
Prepaid expenses and other current assets	181,903	158,945
Current assets - discontinued operations	3,401	22,475
Total current assets	770,464	829,601
Property, plant, and equipment, net of accumulated depreciation and amortization of $274,704 and $106,766 as of September 30, 2019 and December 31, 2018	614,624	699,990
Owned and leased mineral rights, net of accumulated depletion and amortization of $23,877 and $11,390 as of September 30, 2019 and December 31, 2018	572,620	528,232
Goodwill	124,353	95,624
Other acquired intangibles, net of accumulated amortization of $39,820 and $20,267 as of September 30, 2019 and December 31, 2018	138,725	154,584
Long-term restricted cash	209,041	227,173
Deferred income taxes	50,516	27,179
Other non-current assets	189,545	183,675
Total assets	$2,669,888	$2,746,058
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$28,982	$42,743
Acquisition-related obligations - current	33,165	27,334
Trade accounts payable	98,607	114,568
Accrued expenses and other current liabilities	148,984	148,699
Current liabilities - discontinued operations	20,439	21,892
Total current liabilities	330,177	355,236
Long-term debt	563,846	545,269
Acquisition-related obligations - long-term	51,853	72,996
Workers’ compensation and black lung obligations	260,070	249,294
Pension obligations	176,389	180,802
Asset retirement obligations	223,156	203,694
Deferred income taxes	8,300	15,118
Other non-current liabilities	35,161	52,415
Non-current liabilities - discontinued operations	151,998	94
Total liabilities	1,800,950	1,674,918
Commitments and Contingencies
Stockholders’ Equity
Preferred stock - par value $0.01, 5.0 million shares authorized, none issued	—	—
Common stock - par value $0.01, 50.0 million shares authorized, 20.5 million issued and 18.2 million outstanding at September 30, 2019 and 20.2 million issued and 19.1 million outstanding at December 31, 2018	205	202

Additional paid-in capital	770,822	761,301
Accumulated other comprehensive loss	(22,140)	(23,130)
Treasury stock, at cost: 2.3 million shares at September 30, 2019 and 1.1 million shares at December 31, 2018	(107,700)	(70,362)
Retained earnings	227,751	403,129
Total stockholders’ equity	868,938	1,071,140
Total liabilities and stockholders’ equity	$2,669,888	$2,746,058

CONTURA ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Amounts in thousands)

	Nine Months Ended September 30,
	2019	2018
Operating activities:
Net (loss) income	$(175,378)	$142,623
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	330,840	33,951
Amortization of acquired intangibles, net	(4,712)	12,468
Accretion of acquisition-related obligations discount	4,367	4,165
Amortization of debt issuance costs and accretion of debt discount	10,446	2,264
Mark-to-market adjustment for acquisition-related obligations	(288)	—
Loss (gain) on disposal of assets	1,462	(17,103)
Gain on assets acquired in an exchange transaction	(9,083)	—
Loss on modification and extinguishment of debt	26,459	—
Asset impairment	23,020	—
Accretion on asset retirement obligations	24,906	5,545
Employee benefit plans, net	14,513	6,551
Deferred income taxes	(22,021)	—
Stock-based compensation	7,512	9,472
Equity loss in affiliates	4,804	2,857
Other, net	351	610
Changes in operating assets and liabilities	(99,620)	(27,087)
Net cash provided by operating activities	137,578	176,316
Investing activities:
Capital expenditures	(144,183)	(56,722)
Payments on disposal of assets	—	(10,250)
Proceeds on disposal of assets	1,170	647
Purchases of investment securities	(65,193)	—
Maturity of investment securities	50,775	—
Capital contributions to equity affiliates	(7,600)	(3,759)
Other, net	(2,548)	(1,455)
Net cash used in investing activities	(167,579)	(71,539)
Financing activities:
Proceeds from borrowings on debt	544,946	—
Principal repayments of debt	(551,405)	(6,323)
Principal repayments of notes payable	(14,054)	(3,094)
Principal repayments of financing lease obligations	(2,960)	(221)
Debt issuance costs	(6,104)	(466)
Common stock repurchases and related expenses	(35,485)	(4,839)
Other, net	952	70
Net cash used in financing activities	(64,110)	(14,873)
Net (decrease) increase in cash and cash equivalents and restricted cash	(94,111)	89,904
Cash and cash equivalents and restricted cash at beginning of period	477,246	193,960
Cash and cash equivalents and restricted cash at end of period	$383,135	$283,864

The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the Condensed Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Condensed Consolidated Statements of Cash Flows.

	As of September 30,
	2019	2018
Cash and cash equivalents	$152,638	$238,129
Short-term restricted cash (included in Prepaid expenses and other current assets)	21,456	8,853
Long-term restricted cash	209,041	36,882
Total cash and cash equivalents and restricted cash shown in the Condensed Consolidated Statements of Cash Flows	$383,135	$283,864

CONTURA ENERGY, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(Amounts in thousands)

	Three Months Ended			Nine Months Ended
	June 30, 2019	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net income (loss) from continuing operations	$24,300	$(43,561)	$14,011	$(11,271)	$146,953
Interest expense	16,077	18,847	8,554	50,079	26,538
Interest income	(1,885)	(1,763)	(507)	(5,584)	(829)
Income tax (benefit) expense	(1,000)	(3,102)	12	(8,880)	133
Depreciation, depletion and amortization	62,814	60,842	11,141	184,927	33,951
Merger related costs	156	68	1,181	1,055	5,064
Management restructuring costs (1)	—	—	—	—	2,659
Non-cash stock compensation expense	(546)	2,738	1,885	7,463	8,240
Mark-to-market adjustment - acquisition-related obligations	1,014	(3,238)	—	(288)	—
Gain on settlement of acquisition-related obligations	—	—	(118)	—	(410)
Gain on sale of disposal group (2)	—	—	—	—	(16,386)
Accretion on asset retirement obligations	6,847	6,846	1,489	19,925	5,545
Loss on modification and extinguishment of debt	26,459	—	—	26,459	—
Asset impairment (3)	5,826	32	—	5,858	—
Cost impact of coal inventory fair value adjustment (4)	1,033	—	—	8,209	—
Gain on assets acquired in an exchange transaction (5)	—	—	—	(9,083)	—
Amortization of acquired intangibles, net	(343)	2,314	1,158	(4,712)	12,468
Adjusted EBITDA	$140,752	$40,023	$38,806	$264,157	$223,926
(1) Management restructuring costs are related to severance expense associated with senior management changes in the nine months ended September 30, 2018.
(2) During the nine months ended September 30, 2018, the Company recorded a gain on disposal of assets of $16,386 to the Company’s CAPP - Met segment within other expenses (income) in the Condensed Consolidated Statements of Operations.
(3) Asset impairment primarily related to the write-off of prepaid purchased coal from Blackjewel as result of Blackjewel’s Chapter 11 bankruptcy filing on July 1, 2019.
(4) The cost impact of the coal inventory fair value adjustment as a result of the Alpha Merger was completed during the three months ended June 30, 2019.
(5) During the nine months ended September 30, 2019, the Company entered into an exchange transaction which primarily included the release of the PRB overriding royalty interest owed to the Company in exchange for met coal reserves which resulted in a gain of $9,083.

CONTURA ENERGY, INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS

	Three Months Ended June 30, 2019
(In thousands, except for per ton data)	CAPP - Met	CAPP - Thermal	NAPP	All Other	Consolidated
Coal revenues	$494,093	$81,701	$78,034	$—	$653,828
Less: freight and handling fulfillment revenues	(67,728)	(8,190)	(1,794)	—	(77,712)
Non-GAAP coal revenues	$426,365	$73,511	$76,240	$—	$576,116
Tons sold	3,429	1,189	1,747	—	6,365
Coal sales realization per ton (1)	$124.34	$61.83	$43.64	$—	$90.51

Cost of coal sales	$369,703	$69,932	$56,433	$678	$496,746
Less: freight and handling costs	(67,728)	(8,190)	(1,794)	—	(77,712)
Less: idled and closed mine costs	(2,166)	(567)	(733)	(678)	(4,144)
Less: cost impact of coal inventory fair value adjustment (2)	(1,033)	—	—	—	(1,033)
Non-GAAP cost of coal sales	$298,776	$61,175	$53,906	$—	$413,857
Tons sold	3,429	1,189	1,747	—	6,365
Cost of coal sales per ton (3)	$87.13	$51.45	$30.86	$—	$65.02
Coal margin per ton (4)	$37.21	$10.38	$12.78	$—	$25.49
(1) Coal sales realization per ton for our operations is calculated as non-GAAP coal revenues divided by tons sold.
(2) The cost impact of the coal inventory fair value adjustment as a result of the Alpha Merger was completed during the three months ended June 30, 2019.
(3) Cost of coal sales per ton for our operations is calculated as non-GAAP cost of coal sales divided by tons sold.
(4) Coal margin per ton for our coal operations is calculated as coal sales realization per ton for our coal operations less cost of coal sales per ton for our coal operations.

	Three Months Ended September 30, 2019
(In thousands, except for per ton data)	CAPP - Met	CAPP - Thermal	NAPP	All Other	Consolidated
Coal revenues	$373,078	$80,174	$70,735	$—	$523,987
Less: freight and handling fulfillment revenues	(50,100)	(9,869)	(2,961)	—	(62,930)
Non-GAAP coal revenues	$322,978	$70,305	$67,774	$—	$461,057
Tons sold	2,981	1,144	1,640	—	5,765
Coal sales realization per ton (1)	$108.35	$61.46	$41.33	$—	$79.98

Cost of coal sales	$312,369	$78,022	$75,571	$1,696	$467,658
Less: freight and handling costs	(50,100)	(9,869)	(2,961)	—	(62,930)
Less: idled and closed mine costs	(1,956)	(458)	(659)	(1,696)	(4,769)
Non-GAAP cost of coal sales	$260,313	$67,695	$71,951	$—	$399,959
Tons sold	2,981	1,144	1,640	—	5,765
Cost of coal sales per ton (2)	$87.32	$59.17	$43.87	$—	$69.38
Coal margin per ton (3)	$21.03	$2.29	$(2.54)	$—	$10.60
(1) Coal sales realization per ton for our operations is calculated as non-GAAP coal revenues divided by tons sold.
(2) Cost of coal sales per ton for our operations is calculated as non-GAAP cost of coal sales divided by tons sold.
(3) Coal margin per ton for our coal operations is calculated as coal sales realization per ton for our coal operations less cost of coal sales per ton for our coal operations.

	Three Months Ended September 30, 2018
(In thousands, except for per ton data)	CAPP - Met	CAPP - Thermal	NAPP	All Other	Consolidated
Coal revenues	$375,936	$—	$67,069	$—	$443,005
Less: freight and handling fulfillment revenues	(77,434)	—	(8,006)	—	(85,440)
Non-GAAP coal revenues	$298,502	$—	$59,063	$—	$357,565
Tons sold	2,563	—	1,316	—	3,879
Coal sales realization per ton (1)	$116.47	$—	$44.88	$—	$92.18

Cost of coal sales	$329,155	$—	$68,086	$—	$397,241
Less: freight and handling costs	(77,434)	—	(8,006)	—	(85,440)
Less: idled and closed mine costs	(707)	—	(1,030)	—	(1,737)
Non-GAAP cost of coal sales	$251,014	$—	$59,050	$—	$310,064
Tons sold	2,563	—	1,316	—	3,879
Cost of coal sales per ton (2)	$97.94	$—	$44.87	$—	$79.93
Coal margin per ton (3)	$18.53	$—	$0.01	$—	$12.25
(1) Coal sales realization per ton for our operations is calculated as non-GAAP coal revenues divided by tons sold.
(2) Cost of coal sales per ton for our operations is calculated as non-GAAP cost of coal sales divided by tons sold.
(3) Coal margin per ton for our coal operations is calculated as coal sales realization per ton for our coal operations less cost of coal sales per ton for our coal operations.

	Nine Months Ended September 30, 2019
(In thousands, except for per ton data)	CAPP - Met	CAPP - Thermal	NAPP	All Other	Consolidated
Coal revenues	$1,339,663	$224,814	$220,298	$—	$1,784,775
Less: freight and handling fulfillment revenues	(182,729)	(23,683)	(5,430)	—	(211,842)
Non-GAAP coal revenues	$1,156,934	$201,131	$214,868	$—	$1,572,933
Tons sold	9,653	3,325	5,039	—	18,017
Coal sales realization per ton (1)	$119.85	$60.49	$42.64	$—	$87.30

Cost of coal sales	$1,057,988	$218,667	$199,566	$3,877	$1,480,098
Less: freight and handling costs	(182,729)	(23,683)	(5,430)	—	(211,842)
Less: idled and closed mine costs	(5,942)	(1,442)	(2,222)	(3,877)	(13,483)
Less: cost impact of coal inventory fair value adjustment (2)	(4,751)	(3,458)	—	—	(8,209)
Non-GAAP cost of coal sales	$864,566	$190,084	$191,914	$—	$1,246,564
Tons sold	9,653	3,325	5,039	—	18,017
Cost of coal sales per ton (3)	$89.56	$57.17	$38.09	$—	$69.19
Coal margin per ton (4)	$30.29	$3.32	$4.55	$—	$18.11
(1) Coal sales realization per ton for our operations is calculated as non-GAAP coal revenues divided by tons sold.
(2) The cost impact of the coal inventory fair value adjustment as a result of the Alpha Merger was completed during the three months ended June 30, 2019.
(3) Cost of coal sales per ton for our operations is calculated as non-GAAP cost of coal sales divided by tons sold.
(4) Coal margin per ton for our coal operations is calculated as coal sales realization per ton for our coal operations less cost of coal sales per ton for our coal operations.

	Nine Months Ended September 30, 2018
(In thousands, except for per ton data)	CAPP - Met	CAPP - Thermal	NAPP	All Other	Consolidated
Coal revenues	$1,235,772	$—	$210,766	$—	$1,446,538
Less: freight and handling fulfillment revenues	(232,199)	—	(19,537)	—	(251,736)
Non-GAAP coal revenues	$1,003,573	$—	$191,229	$—	$1,194,802
Tons sold	7,779	—	4,302	—	12,081
Coal sales realization per ton (1)	$129.01	$—	$44.45	$—	$98.90

Cost of coal sales	$1,002,438	$—	$196,851	$—	$1,199,289
Less: freight and handling costs	(232,199)	—	(19,537)	—	(251,736)
Less: idled and closed mine costs	(2,786)	—	(2,740)	—	(5,526)
Non-GAAP cost of coal sales	$767,453	$—	$174,574	$—	$942,027
Tons sold	7,779	—	4,302	—	12,081
Cost of coal sales per ton (2)	$98.66	$—	$40.58	$—	$77.98
Coal margin per ton (3)	$30.35	$—	$3.87	$—	$20.92
(1) Coal sales realization per ton for our operations is calculated as non-GAAP coal revenues divided by tons sold.
(2) Cost of coal sales per ton for our operations is calculated as non-GAAP cost of coal sales divided by tons sold.
(3) Coal margin per ton for our coal operations is calculated as coal sales realization per ton for our coal operations less cost of coal sales per ton for our coal operations.

	Three Months Ended June 30, 2019
(In thousands, except for per ton data)	CAPP - Met	CAPP - Thermal	NAPP	All Other	Consolidated
Non-GAAP cost of coal sales	$298,776	$61,175	$53,906	$(208)	$413,649
Less: cost of purchased coal sold	(67,320)	(2,443)	—	—	(69,763)
Adjusted cost of produced coal sold	$231,456	$58,732	$53,906	$(208)	$343,886
Produced tons sold	2,819	1,144	1,747	—	5,710
Adjusted cost of produced coal sold per ton (1)	$82.11	$51.34	$30.86	$—	$60.23
(1) Cost of produced coal sold per ton for our operations is calculated as non-GAAP cost of produced coal sold divided by produced tons sold.

	Three Months Ended September 30, 2019
(In thousands, except for per ton data)	CAPP - Met	CAPP - Thermal	NAPP	All Other	Consolidated
Non-GAAP cost of coal sales	$260,313	$67,695	$71,951	$—	$399,959
Less: cost of purchased coal sold	(47,731)	(1,050)	—	—	(48,781)
Adjusted cost of produced coal sold	$212,582	$66,645	$71,951	$—	$351,178
Produced tons sold	2,558	1,127	1,640	—	5,325
Adjusted cost of produced coal sold per ton (1)	$83.10	$59.13	$43.87	$—	$65.95
(1) Cost of produced coal sold per ton for our operations is calculated as non-GAAP cost of produced coal sold divided by produced tons sold.

	Three Months Ended September 30, 2018
(In thousands, except for per ton data)	CAPP - Met	CAPP - Thermal	NAPP	All Other	Consolidated
Non-GAAP cost of coal sales	$251,014	$—	$59,050	$—	$310,064
Less: cost of purchased coal sold	(180,450)	—	—	—	(180,450)
Adjusted cost of produced coal sold	$70,564	$—	$59,050	$—	$129,614
Produced tons sold	859	—	1,316	—	2,175
Adjusted cost of produced coal sold per ton (1)	$82.15	$—	$44.87	$—	$59.59
(1) Cost of produced coal sold per ton for our operations is calculated as non-GAAP cost of produced coal sold divided by produced tons sold.

	Nine Months Ended September 30, 2019
(In thousands, except for per ton data)	CAPP - Met	CAPP - Thermal	NAPP	All Other	Consolidated
Non-GAAP cost of coal sales	$864,566	$190,084	$191,914	$—	$1,246,564
Less: cost of purchased coal sold	(194,590)	(6,378)	—	—	(200,968)
Adjusted cost of produced coal sold	$669,976	$183,706	$191,914	$—	$1,045,596
Produced tons sold	7,948	3,215	5,039	—	16,202
Adjusted cost of produced coal sold per ton (1)	$84.29	$57.14	$38.09	$—	$64.53
(1) Cost of produced coal sold per ton for our operations is calculated as non-GAAP cost of produced coal sold divided by produced tons sold.

	Nine Months Ended September 30, 2018
(In thousands, except for per ton data)	CAPP - Met	CAPP - Thermal	NAPP	All Other	Consolidated
Non-GAAP cost of coal sales	$767,453	$—	$174,574	$—	$942,027
Less: cost of purchased coal sold	(550,508)	—	—	—	(550,508)
Adjusted cost of produced coal sold	$216,945	$—	$174,574	$—	$391,519
Produced tons sold	2,841	—	4,302	—	7,143
Adjusted cost of produced coal sold per ton (1)	$76.36	$—	$40.58	$—	$54.81
(1) Cost of produced coal sold per ton for our operations is calculated as non-GAAP cost of produced coal sold divided by produced tons sold.